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                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         ARCHER-DANIELS-MIDLAND COMPANY


                                                                                                           Six Months Ended
                                                               Year Ended June 30,                           December 31,
                                            -------------------------------------------------------      -------------------

                                             1998        1999       2000         2001         2002         2001        2002
                                            ------      ------    -------       ------       ------       ------      ------
                                                               (dollars in thousands, except ratio data)

EARNINGS:
  Earnings before income taxes
    and extraordinary loss.............     $610,012    $419,833    $353,237    $521,899     $718,937   $423,523     $344,346
    Less:  Equity earnings of
           unconsolidated affiliates...      (21,867)    (40,072)    (88,016)   (113,305)     (39,308)    (7,332)     (23,757)
    Less:  Capitalized interest
           included in interest
           expense below...............      (37,500)    (26,289)    (23,467)    (15,758)      (6,023)    (3,636)      (1,830)
                                          ----------  ----------  ----------  ----------   ----------   --------     --------
TOTAL EARNINGS.........................      550,645     353,472     241,754     392,836      673,606    412,555      318,759

FIXED CHARGES:
  Interest expense:
    Consolidated interest expense......      293,220     326,207     377,404     398,131      355,956    184,719      181,644
    Capitalized interest...............       37,500      26,289      23,467      15,758        6,023      3,636        1,830
    Interest expense of
      unconsolidated affiliates........       15,945      19,892      17,029      24,635       10,364     10,521        1,361
                                          ----------  ----------  ----------  ----------   ----------   --------     --------
  Total interest expense...............      346,665     372,388     417,900     438,524      372,343    198,876      184,835
  Amortization of debt discount
      and expense......................        1,191       2,619       1,715       1,536        1,950        884          571
  One-third of rental expense..........       27,223      28,730      29,630      27,139       27,639     12,751       14,631
                                          ----------  ----------  ----------  ----------   ----------   --------     --------

TOTAL FIXED CHARGES                          375,079     403,737     449,245     467,199      401,932    212,511      200,037
                                          ----------  ----------  ----------  ----------   ----------   --------     --------

EARNINGS AVAILABLE FOR
  FIXED CHARGES                             $925,724    $757,209    $690,999    $860,035   $1,075,538   $625,066     $518,796
                                          ==========  ==========  ==========  ==========   ==========   ========     ========

RATIO OF EARNINGS TO
  FIXED CHARGES                                2.47x       1.88x       1.54x       1.84x        2.68x      2.94x        2.59x
                                          ==========  ==========  ==========  ==========   ==========   ========     ========

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